Exhibit 5.1

620 Freedom Business Center Drive, Suite 200
King of Prussia, PA  19406
(610) 205-6000
www.stevenslee.com

August 9, 2023

Board of Directors
STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to STRATA Skin Sciences, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the proposed resale from time to time by the Selling Securityholders (as defined below) of up to 800,000 shares (“Warrant Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) issuable upon the exercise of the Amended and Restated Warrant Agreement to Purchase Shares of the Common Stock of STRATA Skin Sciences, Inc. (the ”Warrant”), dated as of June 30, 2023, between the Company and MidCap Funding XXVII Trust.  The holders of the Warrant Shares are collectively referred to as the “Selling Securityholders.”

In rendering the opinions set forth below, we have examined originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Warrant, all exhibits, annexes and schedules attached thereto, all ancillary agreements, and all documentation provided by the Company in connection therewith (collectively, the “Transaction Documents”), (iii) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (iv) the certificate of incorporation (the ”Certificate of Incorporation”) and bylaws (the “Bylaws” and collectively with the Certificate of Incorporation, the “Charter Documents”) of the Company, each as restated and/or amended to date, and (v) such other documents and corporate and public records as we deem necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

Allentown    •    Bergen County    •    Bala Cynwyd    •    Cleveland    •    Fort Lauderdale    •    Harrisburg    •    Lancaster   •   New York
Philadelphia    •     Princeton    •    Reading    •    Rochester    •    Scranton    •    Valley Forge    •    Wilkes-Barre    •    Wilmington
A PROFESSIONAL CORPORATION

August 9, 2023

For purposes of this opinion letter, we have also assumed that (a) all Warrant Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, (b) any definitive purchase, underwriting or similar agreement with respect to any Warrant Shares offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, (c) at the time of any offering or sale of any Warrant Shares, there will be sufficient shares of Common Stock authorized and unissued under the Certificate of Incorporation and not otherwise reserved for issuance, (d) at the time of issuance of the Warrant Shares, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, and (e) at the time of issuance of the Warrant Shares, the Charter Documents and the Transaction Documents are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of the foregoing assumptions.

We are members of the bar of the Commonwealth of Pennsylvania and the State of Delaware and do not express any opinion as to matters arising under the laws of any jurisdiction other than the United States federal securities laws and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the other matters set forth herein, it is our opinion that the Warrant Shares have been duly authorized by the Company, the Warrant Shares, when issued and paid for by the Selling Securityholders pursuant to the Warrant upon payment to the Company of the required consideration in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder. We assume no obligation to update or supplement any of the opinions set forth herein to reflect any changes of law or fact that may occur.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee